Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2016 RESULTS

HOUSTON, May 11, 2016 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2016.

First Quarter Highlights -

•	Total revenue totaled $12.0 million compared to $24.3 million in Q1 2015.

•	Cash resales totaled $2.7 million compared to $12.2 million in Q1 2015.

•	Cash EBITDA was $(1.8) million compared to $6.7 million in Q1 2015.

•	Net loss was $13.9 million compared to $7.6 million in Q1 2015.

Total revenue for the first quarter of 2016 was $12.0 million, consisting of acquisition underwriting revenue of $5.0 million, resale licensing revenue of $6.5 million and Solutions and other revenue of $0.5 million. This compares to total revenue of $24.3 million in the first quarter of 2015, consisting of acquisition underwriting revenue of $11.8 million, resale licensing revenue of $11.8 million and Solutions and other revenue of $0.8 million. The decrease in acquisition underwriting revenue was due to a planned reduction in new data acquisition projects as a result of the current industry environment. Our new data acquisition activity in the first quarter of 2016 primarily occurred in the U.S. with a focus in the Eagle Ford/Woodbine and Permian unconventional plays as well as activity in northern Louisiana. Cash resales, a component of resale licensing revenue, were $2.7 million in the first quarter of 2016 compared to cash resales of $12.2 million in the first quarter of 2015.

“E&P companies have further reduced their capital expenditure budgets in 2016 in an effort to protect cash flows. This had a significant impact on our activity levels in the first quarter with cash resales only reaching $2.7 million,” commented Rob Monson, chief executive officer and president. “ We expect the demand for seismic data to remain weak throughout 2016. We have taken actions to reduce our cost structure, including reducing our net cash capital expenditures for the year to $4 million, further reducing our workforce in 2016, and continuing to control costs in any way we can.”
Our net loss was $13.9 million for the first quarter of 2016 compared to $7.6 million for the first quarter of 2015. The increase in the loss between quarters was primarily due to a reduction in revenues and lower income tax benefit partially offset by lower amortization of our seismic data library.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-routine items), was $(1.8) million in the first quarter of 2016 compared to $6.7 million in the same period last year. The decrease from 2015 to 2016 was primarily due to the reduced level of cash resales.

Selling, general and administrative (“SG&A”) expenses were $6.0 million in the first quarter of 2016 compared to $6.3 million in the first quarter of last year. The decrease between quarters was primarily due to a reduction in routine overhead expenses of $1.1 million, of which $0.8 million was from lower salaries and benefits as a result of our reduced headcount, partially offset by termination benefits of $0.9 million related to layoffs of personnel in 2016. Currently, we estimate that our 2016 SG&A expenses, excluding termination benefits and other non-routine costs, will be approximately $2.0 million less than our routine SG&A expenses for the full year of 2015.

We expect our net cash capital expenditures for the year will be approximately $4.0 million. In the first quarter of 2016, our net cash capital expenditures totaled $(1.2) million caused by acquisition underwriting revenue being in excess of gross capital costs due to a revision to the previous estimated costs related to one of our new data acquisition surveys, resulting in a reduction of the gross costs of approximately $2.5 million. Gross capital expenditures for the first three months of 2016 were $4.0 million, of which $3.4 million related to new data acquisition. Our current backlog of net cash capital expenditures related to

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acquisition programs is $0.6 million, reflecting approximately 96% underwriting. We expect the majority of those costs to be incurred in 2016.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss first quarter results for 2016 on Thursday, May 12, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 70986445. A replay of the call will be available until May 19, 2016 by dialing 800-585-8367, Conference ID 70986445 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in approximately 43,600 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows and available borrowings under our revolving credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net loss; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$57,035	$52,675
Receivables, net	10,633	17,304
Net seismic data library	153,798	161,363
Net property and equipment	2,443	2,603
Prepaid expenses, deferred charges and other	2,454	2,183
Intangible assets, net	4,553	5,528
Goodwill	184,628	179,792
Deferred income taxes	66	39
TOTAL ASSETS	$415,610	$421,487

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$27,626	$23,650
Senior Notes	245,975	245,696
Obligations under capital leases	1,721	1,661
Deferred revenue	24,133	25,903
Deferred income taxes	1,037	2,361
TOTAL LIABILITIES	300,492	299,271

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,527	400,505
Retained deficit	(272,630)	(258,766)
Accumulated other comprehensive loss	(12,779)	(19,523)
TOTAL STOCKHOLDER’S EQUITY	115,118	122,216
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$415,610	$421,487

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015

REVENUE	$11,950	$24,326

EXPENSES:
Depreciation and amortization	15,101	23,080
Cost of sales	22	100
Selling, general and administrative	5,959	6,314
	21,082	29,494

LOSS FROM OPERATIONS	(9,132)	(5,168)

Interest expense, net	(6,356)	(6,307)
Foreign currency exchange gains (losses)	173	(1,459)
Other income	6	—

Loss before income taxes	(15,309)	(12,934)
Benefit for income taxes	(1,445)	(5,288)

NET LOSS	$(13,864)	$(7,646)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,
	2016	2015
Total acquisition underwriting revenue	$4,952	$11,774

Resale licensing revenue:
Cash resales	2,698	12,186
Non-monetary exchanges	222	131
Revenue recognition adjustments	3,534	(542)
Total resale licensing revenue	6,454	11,775

Total seismic revenue	11,406	23,549

Solutions and other	544	777
Total revenue	$11,950	$24,326

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss (in thousands):

	Three Months Ended March 31,
	2016	2015
Cash EBITDA	$(1,771)	$6,745
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	4,952	11,774
Non-monetary exchanges	222	131
Revenue recognition adjustments	3,534	(542)
Add (subtract) other items included in net loss:
Depreciation and amortization	(15,101)	(23,080)
Non-cash operating expenses	(22)	(114)
Severance and other non-routine costs	(946)	(82)
Interest expense, net	(6,356)	(6,307)
Foreign currency gains (losses)	173	(1,459)
Other income	6	—
Benefit for income taxes	1,445	5,288
Net loss	$(13,864)	$(7,646)

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the three months ended March 31, 2016 and our estimate for the year ending December 31, 2016 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31, 2016	Estimate for Remainder of 2016	Estimate for 2016
New data acquisition	$3,405	$16,700	$20,105
Cash purchases and data processing	309	4,000	4,309
Non-monetary exchanges	222	2,600	2,822
Property and equipment and other	75	600	675
Total capital expenditures	4,011	23,900	27,911
Less:
Non-monetary exchanges	(222)	(2,600)	(2,822)
Cash underwriting	(4,951)	(16,100)	(21,051)
Net cash capital expenditures	$(1,162)	$5,200	$4,038

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